Exhibit 99.1

The following reflect the Company's unaudited pro forma balance sheet as of March 31, 2013 to give effect to the transactions described herein as if they had occurred on March 31, 2013.

Virtual Piggy, Inc.
Pro Forma Balance Sheet
March 31, 2013

	Reported as of	Private	Private		Pro Forma
	March 31, 2013	Placement	Placement	Warrant	as of
	(unaudited)	Proceeds (1)	Expenses (2)	Exercises (3)	March 31, 2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,376,048	$4,630,595	$(272,126)	$1,340,342	$11,074,860
Accounts Receivable	141				141
Prepaid expenses	23,964				23,964
TOTAL CURRENT ASSETS	5,400,153	4,630,595	(272,126)	1,340,342	11,098,965

PROPERTY AND EQUIPMENT
Computer equipment	85,432				85,432
Furniture and fixtures	53,714				53,714
Gross property and equipment	139,146	-	-	-	139,146
Less: accumulated depreciation	(25,882)				(25,882)
Total property and equipment	113,264	-	-	-	113,264

OTHER ASSETS
Deposits	73,900				73,900
Patents and trademarks, net of accumulated amoritization of $19,047 and $13,678	448,873				448,873
Total other assets	522,773	-	-	-	522,773
TOTAL ASSETS	$6,036,190	$4,630,595	$(272,126)	$1,340,342	$11,735,002

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	852,814				852,814
TOTAL CURRENT LIABILITIES	852,814	-	-	-	852,814

CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value; 2,000,000 shares authorized; none issued and outstanding at March 31, 2013 and December 31, 2012	-				-
Common stock, $ .0001 par value; 150,000,000 shares authorized; 102,675,842 and 101,417,508 shares issued and outstanding at March 31, 2013 and December 31, 2012	10,268	257		484	11,009
Additional paid in capital	27,330,699	4,630,338	(272,126)	1,339,858	33,028,769
Deficit accumulated during the development stage	(22,157,591)				(22,157,591)
STOCKHOLDERS' EQUITY (DEFICIT)	5,183,376	4,630,595	(272,126)	1,340,342	10,882,188
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$6,036,190	$4,630,595	$(272,126)	$1,340,342	$11,735,002

 Notes
(1) represents the issuance of 2,572,553 units consisting of 2,572,553 shares of common stock
(2) represents payment of $247,176 to the Placement Agent as fees in connection with this transaction along with $25,000 in expenses paid by the Company for legal, escrow agent and Blue Sky filing fees
(3) to give effect to the exercise of 4,840,685 existing warrants at an average exercise price of $0.28 per share